Exhibit 2.1

Execution Copy

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is entered into as of July 26, 2022 (this “Amendment”), by and among Americas Technology Acquisition Corp. (the “Purchaser”), Jorge E. Marcos (the “Purchaser Representative”), Rally Communitas Corp. (the “Company”), Numaan Akram (the “Seller Representative”), and Americas Technology Acquisition Holdings Inc. (“Pubco”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Purchaser, the Purchaser Representative, the Company, the Seller Representative, Pubco and the other parties thereto entered into an Agreement and Plan of Merger, dated as of June 1, 2022 (the “Merger Agreement”);

WHEREAS, Section 10.9 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative; and

WHEREAS, the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1.            Defined Terms. All uses of the following defined terms throughout the Agreement shall be considered amended and replaced as follows:

a.	All uses of the defined term “Subscription Shares” throughout the Agreement shall be deleted each time it appears therein and replaced by inserting in lieu thereof the defined term “Pubco Units”; and

b.	All uses of the defined term “CVRs” in each of Recital C, Section 1.14(b) and Section 6.12(a) of the Agreement shall be deleted each time such term appears therein and replaced by inserting in lieu thereof the defined term “Public CVRs.”

c.	All uses of the defined terms “Escrow Agent,” “Escrow Agreement,” “Escrow Property” and “Escrow Shares,” respectively, shall be deleted each time such terms appear therein and replaced by inserting in lieu thereof the defined terms “CVR Escrow Agent,” “CVR Escrow Agreement,” “CVR Escrow Property” and “CVR Escrow Shares,” respectively.

2.            Amendment to Definitions. The definitions of the following terms contained within the Agreement shall be struck in their entirety and replaced with the following definitions:

“Contingent Value Rights Agreement” or “CVR Agreements” means, collectively, the Contingent Value Rights Agreements to be entered into prior to or in connection with the Closing, by and among the Seller Representative, Pubco, Sponsor and Continental Stock Transfer & Trust Company (or such other rights agent reasonably acceptable to the Parties), , in its capacity as the rights agent, and the other applicable parties thereto, in substantially the forms attached hereto as Exhibit C; provided, that prior to the Closing, there shall be executed and adopted by applicable parties, one form of CVR Agreement containing rights and terms applicable to the Public CVRs (each, a “Public CVR Agreement”) and one form of CVR Agreement containing rights and terms applicable to the Support CVRs (each, a “Support CVR Agreement”).

“CVR” including, collectively, Public CVRs and Support CVRs, means a contractual contingent value right (which shall not be evidenced by a certificate or other instrument) representing the right of qualifying holders thereof to receive, upon the occurrence of certain circumstances set forth the applicable CVR Agreement, on or following the CVR Settlement Date, a contingent payment in the form of shares of Pubco Common Stock (or such other form as is provided for therein), which shall be Escrow Shares distributable from the Escrow Account described in Section 1.19, pursuant and subject to the terms and conditions of the applicable Contingent Value Rights Agreement.

“Public CVRs” shall mean the CVRs issuable in accordance with Section 1.11(b) pursuant to the terms of the Public CVR Agreements.

“Pubco Unit” shall mean a unit of securities issued by Pubco, each consisting of one (1) share of Pubco Common Stock and one (1) CVR (the “Support CVR”), with the rights and terms set forth in a Support CVR Agreement, containing terms and rights substantially similar to the terms contained in the Public CVR Agreement, except that such Support CVR shall not be registered or tradable. The number of Pubco Units issuable to the Support Investors pursuant to the Support Subscription Agreements, if any, subject to the terms and conditions thereof, shall be equal to the quotient obtained by dividing the Shortfall by the price per Pubco Unit of $10.00, subject to a maximum total of 1,000,000 Pubco Units (or $10,000,000 in aggregate value).

“Purchaser Transaction Financing” means any private placement of Purchaser securities or Pubco securities to be consummated at or prior to the Closing and any agreement between Purchaser and Public Shareholders pursuant to which such Public Shareholders agree to hold (after acquiring, to the extent applicable) and not redeem their Purchaser Ordinary Shares in connection with the Business Combination and any other transaction.

3.            Other Revision to Agreement. The terms contained in the following sections of the Agreement shall be stricken in their entirety and replaced with the following terms and provisions:

Section 1.11(b). Purchaser Common Stock. At the Effective Time, each issued and outstanding share of Purchaser Common Stock (other than those described in Section 1.11(d) below, but including those described in Section 1.11(a) above), shall be converted automatically into and thereafter represent the right to receive, in respect of each share of Purchaser Common Stock, (i) one (1) share of Pubco Common Stock and (ii) one (1) Public CVR (except with respect to the Sponsor and the Representative of the Purchaser’s IPO underwriters, which shall have waived their respective rights to Public CVRs otherwise issuable to them as a result of the Purchaser Merger); following which, all shares of Purchaser Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

Section 1.19 CVR Escrow. At or prior to the Closing, Pubco, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Purchaser and the Company), as escrow agent (the “CVR Escrow Agent”), shall enter into an CVR Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser (the “CVR Escrow Agreement”), pursuant to which Pubco shall deposit with the CVR Escrow Agent 3,000,000 shares of Pubco Common Stock, of which 2,250,000 shares shall be withheld from the Stockholder Merger Consideration, and 750,000 shares shall be withheld from the shares of Pubco Common Stock issuable to Sponsor pursuant to Section 1.11(b) (or otherwise contributed by the Sponsor to the CVR Escrow Account in accordance herewith)(such shares of Pubco Common Stock, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “CVR Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (other than regular ordinary dividends) (together with the CVR Escrow Shares, the “CVR Escrow Property”), in a segregated escrow account (the “CVR Escrow Account”) and disbursed in accordance with the terms of the Contingent Value Rights Agreements to the holders of qualifying Public CVRs and Support CVRs, if certain conditions set forth in the CVR Agreements are met as of the CVR Settlement Date (as defined therein) or, if such conditions are not satisfied, to the Rally Stockholders and the Sponsor, in each case in accordance with the CVR Agreements and the CVR Escrow Agreement. With respect to the 2,250,000 Escrow Shares withheld from the Stockholder Merger Consideration, each Company Stockholder shall be deemed to have their Pro Rata Share of such Escrow Shares withheld.

Section 6.17(a). Post-Closing Board of Directors and Executive Officers.

(a)            The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) one (1) person designated by the Purchaser prior to the Closing (the “Purchaser Directors”), which individual (or such successor designated by the Purchaser in its sole discretion) shall qualify as an independent director under NYSE rules, (ii) three (3) persons that are designated by the Company prior to the Closing (the “Company Directors”), and (iii) three (3) persons mutually agreed upon by each of the Company and the Purchaser, which approval shall not be unreasonably denied or delayed, all of whom shall be required to qualify as independent directors under NYSE rules. Subject to resignations provided by the Company’s directors, the board of directors of the Company Surviving Subsidiary immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. At or prior to the Closing, the Purchaser will provide each Purchaser Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director. As long as the Purchaser has the right to designate the Purchaser Director, Purchaser shall also be permitted to designate one (1) individual (the “Observer”) in writing from time to time to attend all meetings of the Post-Closing Pubco Board and of any committee thereof as a non-voting observer, and such individual shall be provided notice of all Post-Closing Pubco Board meetings at the same time and in the same manner as notice to the directors. The Observer shall be entitled to concurrent receipt of any materials provided to the Post-Closing Pubco Board or any committee thereof, subject to restrictions under applicable Laws or obligations of confidentiality.

Section 7.1(h). Minimum Cash Condition. Upon the Closing, the Purchaser and Pubco, collectively, shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of each Party’s Expenses (to the extent due and unpaid at Closing), including any Extension Expenses), and the aggregate amount of any Purchaser Transaction Financing (including the Support Subscription Agreement) of at least equal to $30,000,000).

Section 7.1(m). Contingent Value Rights Agreements. The Parties shall have received copies of each CVR Agreement, duly executed by Pubco, the Seller Representative, the Sponsor, and Continental Stock Transfer & Trust Company, in its capacity as the rights agent (or such other rights agent reasonably acceptable to the Parties) and the other applicable parties thereto.

4.            No Other Amendments; Conflicts. Unless expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect. Wherever the terms and conditions of this Amendment and the terms and conditions of the Merger Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Merger Agreement.

5.            Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

6.            Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

7.            Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

The Purchaser:

AMERICAS TECHNOLOGY ACQUISITION CORP.

By:	/s/ Jorge E. Marcos
Name: Jorge E. Marcos
Title: Chief Executive Officer

Pubco:

AMERICAS TECHNOLOGY ACQUISITION HOLDINGS INC.

By:	/s/ Jorge E. Marcos
Name: Jorge E. Marcos
Title: Chief Executive Officer

The Purchaser Representative:

JORGE E. MARCOS

/s/ Jorge E. Marcos

The Company:

RALLY COMMUNITAS CORP.

By:	/s/ Numaan Akram
Name: Numaan Akram
Title: CEO

The Seller Representative:

NUMAAN AKRAM

/s/ Numaan Akram